EXHIBIT 99.1

FOR RELEASE MAY 9, 2011

SOURCE: Uni-Pixel, Inc.

UniPixel Reports First Quarter 2011 Results

THE WOODLANDS, Texas — May 9, 2011 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Clearly Superior™ Performance Engineered Films to the touch screen, flexible electronics, lighting and display markets, reported its results for the first quarter ended March 31, 2011.

Q1 2011 Operational Highlights

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UniPixel developed a new product, Diamond Guard, a protective cover film that is super hard (7H qualified), scratch-resistant, and with a glass-equivalent gloss finish, yet very thin, light and flexible. The film can be produced via similar methods and on the same production equipment as the company’s other performance films. The company believes there is no other similar product on the market that can match these characteristics, and it has broad applications, including protecting mobile devices like tablets. The qualification process has begun with shipments of samples to major OEMs and retail stores, and related patents have been submitted.

•	Developed an improved, next-generation Finger Print Resistant (FPR) film suitable under a broader range of lighting conditions, and which has been completely re-mastered and re-qualified.

•
Established new mastering equipment in-house, which can reduce product development and mastering time from eight weeks to a few hours. The equipment is 80% complete in its qualification process, which is expected to be finished by the end of May 2011.

•
Following completion of the in-house mastering equipment, a substantial backlog of UniBoss qualification products are scheduled to be fulfilled in the third quarter of 2011 and shipped to various major OEMs.

•	Signed distributor agreement with Japan-based Kaga for FPR and other performance film products.

•	Advanced to late stage discussions with a major national electronics retailer. Initial orders are anticipated in the second quarter 2011, with products on the shelf by the third quarter 2011.

•	Sampling and qualification in progress with a multi-billion dollar, multi-national company. In late stage negotiations for exclusive supply agreement, which is expected to be signed in early Q3 2011.

“UniPixel made tremendous developmental and operational progress across the board in the first quarter, including a significant expansion of our unique IP portfolio for Performance Engineered Films,” said Reed Killion, the company’s president and CEO. “This has paved the way for a number of major events during and subsequent to the quarter, including a signed letter of intent from Griffin Technologies, a leading global mobile accessory company, for an exclusive retail relationship in North America.”

“The joint development agreement we announced this morning with SKYFIBER, a global leader in Optical Wireless Broadband technology, affirms our unique and substantial opportunities in the high-speed data transmissions market,” said Killion.

Dr. Robert Petcavich, the company’s senior VP and chief technology officer, commented: “We have continued to work closely with major OEMs to develop pull-through demand for our UniBoss-produced touch screen product, as well as working directly with touch panel component manufacturers to produce specific types of touch panels. We expect to report some very good news on this front as the year progresses.”

Concluded Killion: “Our focus will continue to be on advancing ways to monetize our valuable IP and expanding our product portfolio across sales verticals. We expect to announce further major partnerships in the near future, and anticipate a ramp-up in sales that will allow us to invest in new technology developments and product applications of our unique performance film technology.”

The company has been making progress on a number of other potential products based on its core thin film technology. To learn more, you are encouraged to participate on today’s conference call by following the dial-in or Webcast instructions below.

Q1 2011 Financial Summary

Revenues in the first quarter 2011 totaled $51,600, a decrease of 19% from $63,500 in the same period a year ago. Revenue for these periods was primarily related to engineering services and the initial sale and marketing of the company’s thin film product. The decrease in revenue is primarily due to a decrease in engineering services revenue.

“It is important to note that we did not have significant sales of our FPR films during the quarter due to the re-mastering and recertification of the next-generation version,” said Killion. “We expect sales to resume and strengthen, particularly in light of new and pending major distribution agreements. The completion of the certification of our new in-house equipment will also be a major catalyst for success in the number of sales verticals we are pursuing.”

Selling, general and administrative expenses in the first quarter 2011 totaled $1.5 million, an increase from $1.2 million in the same year-ago quarter. The increase in SG&A expenses was primarily due to the issuance of stock options to employees and the related increase in stock compensation expense during the first quarter of 2011.

Operating loss in the first quarter of 2011 was $3.1 million, compared to $1.9 million in the same year-ago period. Net loss was $3.1 million or $(0.43) per share in the first quarter of 2011, versus a net loss of $2.1 million or $(0.62) per share in the prior year quarter.

Cash and cash equivalents totaled $11.0 million at March 31, 2011, compared to $13.0 million at December 31, 2010. The decrease in cash was primarily due to an increase in research and development expense.

Conference Call
UniPixel will hold a conference call later today, Monday, May 9, 2011 to discuss these results. UniPixel’s president and CEO, Reed Killion, and CFO Jeffrey Tomz will host the call starting at 10:30 a.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the UniPixel conference call and provide the conference ID below:

Dial-In Number: 1-877-941-8601
International: 1-480-629-9762
Conference ID#: 4437926

The conference call will be broadcasted simultaneously on the company's Web site at www.unipixel.com and also available by clicking here. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A replay of the call will be available after 1:30 p.m. Eastern time on the same day and until June 9, 2011:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4437926

About UniPixel, Inc.
Headquartered in The Woodlands, Texas, UniPixel delivers Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large area, combined with a thin film conductive element. The company offers its films as sub-components for use in LCD, FSC - LCD and its Time Multiplexed Optical Shutter (TMOS) display technology as a back light film and active film sub-component. The company is shipping its Clearly Superior™ Finger Print Resistant protective cover films for multiple touch enabled devices. UniPixel sells its films under the Clearly Superior™ brand, as well as private label and OEM. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as well as other public filings with the SEC since such date.

Trademarks in this release are the property of their respective owners.

Company Contact:
Jeffrey Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Liolios Group
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$11,004,688	$13,049,446
Accounts receivable, net	59,132	77,889
Other current assets	223,945	—

Total current assets	11,287,765	13,127,335

Property and equipment, net of accumulated depreciation of $1,596,874 and $1,543,839, at March 31, 2011 and December 31, 2010, respectively	736,794	70,734
Restricted cash	17,439	17,439

Total assets	$12,041,998	$13,215,508

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$168,108	$341,541
Deferred revenue	85,906	85,906

Total current liabilities	254,014	427,447

Total liabilities	254,014	427,447

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 7,131,890 shares issued and outstanding at March 31, 2011 and December 31, 2010	7,132	7,132
Additional paid-in capital	68,599,610	66,507,247
Accumulated deficit	(56,818,758)	(53,726,318)

Total shareholders’ equity	11,787,984	12,788,061

Total liabilities and shareholders’ equity	$12,041,998	$13,215,508

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue	$51,588	$63,536

Cost of revenues	7,694	—

Gross margin	43,894	63,536

Selling, general and administrative expenses	1,515,768	1,150,756
Research and development	1,624,315	851,112

Operating loss	(3,096,189)	(1,938,332)

Other income (expense)
Debt issuance expense	—	(142,612)
Interest income (expense), net	3,749	(66,327)

Net loss	$(3,092,440)	$(2,147,271)

Per share information
Net loss – basic	$(0.4)	$(0.6)
Net loss – diluted	(0.4)	(0.6)

Weighted average number of basic common shares outstanding	7,131,890	3,474,285
Weighted average number of diluted common shares outstanding	7,131,890	3,474,285